UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Integrated Electrical Services, Inc.

(Name of Registrant as Specified In Its Charter)

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January 30, 2012

To Our Stockholders:

On behalf of the Board of Directors of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), we cordially invite all Company stockholders to attend the Company’s annual stockholders’ meeting to be held on Tuesday, February 28, 2012 at 10:00 a.m. Central Standard Time, at 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056. Proxy materials, which include a Notice of Annual Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2011 Annual Report on Form 10-K, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 2011.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Sincerely,

James M. Lindstrom
Chairman of the Board,
President and
Chief Executive Officer

INTEGRATED ELECTRICAL SERVICES, INC.

4801 WOODWAY DRIVE, SUITE 200-E

HOUSTON, TEXAS 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 28, 2012

TO THE STOCKHOLDERS OF INTEGRATED ELECTRICAL SERVICES, INC.,

Notice is hereby given that the annual meeting of the stockholders of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held at 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056 on Tuesday, February 28, 2012, at 10:00 a.m. Central Standard Time, for the following purposes:

1. To elect five directors to the Company’s Board of Directors to serve until the 2013 annual stockholders’ meeting and until their respective successors have been elected and qualified.

2. To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for the fiscal year 2012.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The holders of record of the Company’s Common Stock, par value $0.01 per share, at the close of business on January 17, 2012 are entitled to notice of, and to vote at, the meeting with respect to all proposals.

We urge you to promptly vote your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card by mail in the enclosed envelope, regardless of whether you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote your shares in person on all matters brought before the meeting.

By order of the Board of Directors

William L. Fiedler
Senior Vice President, General Counsel and
Corporate Secretary

Houston, Texas
January 30, 2012

Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be Held on February 28, 2012.

The Proxy Statement and 2011 Annual Report on Form 10-K are Available at http://annualmeeting.ies-co.com.

INTEGRATED ELECTRICAL SERVICES, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2012 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2012 annual meeting of stockholders (the “Annual Meeting”) of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held on Tuesday, February 28, 2012. The Annual Meeting will be held at 10:00 a.m. Central Standard Time, at 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056.

WHAT DATE WILL THE PROXY STATEMENT FIRST BE SENT TO THE STOCKHOLDERS?

The approximate date on which this proxy statement and the accompanying materials were first sent or given to stockholders was January 30, 2012.

WHO IS SOLICITING MY VOTE?

The accompanying proxy is solicited by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the Company’s common stock, par value $0.01 per share (“Common Stock”).

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company.

HOW MANY VOTES DO I HAVE?

Each share of the Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting.

HOW DO I VOTE?

You may vote by signing, dating and returning the enclosed proxy card in the enclosed envelope.

You may also vote by using a toll-free telephone number or the Internet. Instructions for telephonic and Internet voting appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available.

Votes submitted by mail, telephone or Internet will be voted at the Annual Meeting in accordance with the directions you provide the individuals named on the proxy; if no direction is indicated, your shares will be voted in favor of the proposals set forth in the notice attached hereto.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later dated proxy card or telephone or Internet vote, or (iii) by attending the Annual Meeting in person and voting in person. Notices to us should be directed to William L. Fiedler, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056. Stockholders who submit proxies and attend the Annual Meeting to vote in person are requested to notify Mr. Fiedler at the Annual Meeting of their intention to vote in person at the Annual Meeting.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Pursuant to the Company’s bylaws, shares not voted on matters, including abstentions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum.

HOW MANY VOTES ARE REQUIRED TO PASS EACH ITEM?

The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2012.

DOES THE COMPANY HAVE A WEBSITE?

The Company has a website, http://www.ies-co.com, which contains additional information concerning the Company’s corporate governance practices. Information on our website is not incorporated by reference herein, unless specifically stated otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on January 17, 2012, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof, the Company had outstanding 15,013,840 shares of Common Stock.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of January 17, 2012 by:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Stock;

•	our named executive officers;

•	our current directors and director nominees; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the person or entities listed below have sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them, except to the extent this power may be shared with a spouse. Unless otherwise indicated, the address of each stockholder listed below is 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent
Charles H. Beynon(1)	17,256		*
Joseph L. Dowling III	-0	-	*
James M. Lindstrom(2)	212,309		1.4
Donald L. Luke(3)	26,648		*
John E. Welsh III(4)	22,366		*
William L. Fiedler(5)	23,319		*
Terry L. Freeman(6)	44,978		*
Michael J. Caliel(7)	95,224		*
Directors and officers as a group (8 persons)	467,661		3.1
Jeffrey L. Gendell(8)	8,562,409		57.0
Royce & Associates, LLC(9)	1,406,456		9.9

*	Less than one percent.

(1)	Includes 10,966 Phantom Stock Units that convert to shares of Common Stock when Mr. Beynon leaves the Board for any reason. Mr. Beynon maintains margin securities accounts at brokerage firms, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At January 17, 2012, Mr. Beynon held 1,740 shares of Common Stock in such accounts.

(2)	Includes 8,309 Phantom Stock Units that convert to shares of Common Stock when Mr. Lindstrom leaves the Board for any reason and 166,666 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting.

(3)	Includes 20,966 Phantom Stock Units which convert to shares of Common Stock when Mr. Luke leaves the Board for any reason.

(4)	Includes 10,966 Phantom Stock Units which convert to shares of Common Stock when Mr. Welsh leaves the Board for any reason. Mr. Welsh maintains margin security accounts at brokerage firms, and the positions held in such accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in such accounts. At January 17, 2012, Mr. Welsh held 10,000 shares of Common Stock in such accounts.

(5)	Includes 20,866 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting.

(6)	Includes 31,500 shares of Common Stock issued pursuant to restricted stock grants subject to tenure vesting. Mr. Freeman’s employment with the Company terminated on January 20, 2012.

(7)	Mr. Caliel’s employment with the Company terminated on June 30, 2011.

(8)

According to a Schedule 13D filed on July 21, 2011, Jeffrey L. Gendell is the managing member of Tontine Capital Management, L.L.C., a Delaware limited liability company (“TCM”), the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”). Mr. Gendell is the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TMF”). Mr. Gendell is the managing member of Tontine Management, L.L.C., a Delaware limited liability company (“TM”), the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is the managing member of Tontine Asset Associates, L.L.C., a Delaware limited liability company (“TAA”), the general partner of Tontine Capital Overseas Master Fund II, L.P., a Cayman Islands limited partnership (“TCP2”). Mr. Gendell is the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”). TCM and TCP share voting and dispositive power of 3,099,291 shares of Common Stock. TMF and TCO share voting and dispositive power of 863,097 shares of Common Stock. TM and TP share voting and dispositive power of 2,637,092 shares of Common Stock. TAA and TCP2 share voting and dispositive power of 1,477,646 shares of Common Stock. TOA has sole voting and dispositive power of 477,367 shares of Common Stock. Mr. Gendell has sole voting and dispositive power of 7,916 shares of Common Stock and shared voting and dispositive power of 8,554,493 shares of Common Stock.

The principal business of TMF, TCP, TP and TCP2 is serving as a private investment limited partnership. The principal business of TCM is serving as the general partner of TCP. The principal business of TCO is serving as the general partner of TMF. The principal business of TM is serving as the general partner of TP. The principal business of TOA is serving as the investment advisor of TOF. The principal business of TAA is serving as the general partner of TCP2. The address of the principal business and principal office of each of the above entities, as well as Mr. Gendell, is 55 Railroad Avenue, Greenwich, Connecticut 06830.

The shares reported herein were purchased with working capital and on margin. The margin transactions are with UBS Securities LLC and were made on such firm’s usual terms and conditions. All or part of these shares may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such bank(s) or brokerage firm(s) to the respective entities reporting the ownership. Such loans bear interest at a rate based upon the broker’s call rate from time to time in effect. Such indebtedness may be refinanced with other banks or broker dealers.

All the foregoing shares may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of the Common Stock reported above for purposes of Section 16(a) under the Securities Exchange Act of 1934, as amended or otherwise, except as to securities directly owned by Mr. Gendell or representing Mr. Gendell’s pro rata interest in, or interest in the profits of, such entities.

(9)	According to a Schedule 13G filed on January 13, 2012, Royce & Associates, LLC, a New York corporation, whose address is 745 Fifth Avenue, New York, New York 10151, has the sole voting and dispositive power for 1,488,495 shares of Common Stock. The Schedule 13G states that Royce & Associates is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.

ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and bylaws provide that the number of members of the Board shall be fixed from time to time by the Board but shall not be less than one nor more than fifteen persons. The Board has set the number of directors at five. Directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Vacancies may be filled by recommendation from the Nominating and Governance Committee and a majority vote by the remaining directors. As such, if each of the nominees named below is elected to the Board, there will be no vacancies on the Board following the Annual Meeting.

It is the intention of the persons named in the accompanying proxy card to vote “FOR” the election of the nominees named below, unless a stockholder has directed otherwise or withheld such authority. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

Each of the nominees has consented to being named in this proxy statement and has consented to serve, if elected. If, at the time of or prior to the Annual Meeting, a nominee should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute designated by the Board. The Board has no reason to believe that any substitute nominee will be required. No proxy will be voted for a greater number of persons than the nominees named herein.

Each nominee with an asterisk next to his name is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ Global Market System (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). After reviewing all relevant facts and circumstances, the

Board has affirmatively determined that Messrs. Luke, Beynon, Dowling and Welsh are independent since they have no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as stockholders and/or directors of the Company. The review was undertaken on an individual director-by-director basis and did not involve a pre-set formula or minimum standard of materiality.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED BELOW AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

Charles H. Beynon*	Director since 2005

Mr. Beynon, 63, has been an independent consultant since October 2002. From 1973 until his retirement from the firm in 2002, Mr. Beynon was employed by Arthur Andersen & Co, an accounting firm, including 19 years as a partner. He also currently serves as a director of Broadwind Energy, Inc. (a leading provider of component, logistics and services to the wind power and broader energy markets) and is Chairman of its Audit Committee. Mr. Beynon is a Certified Public Accountant. The Nominating/Governance Committee believes that Mr. Beynon’s extensive experience with Arthur Anderson & Co. as an independent auditor as well as his background in corporate finance, financial reporting and tax matters makes him qualified to serve on the Board.

James M. Lindstrom	Director since 2010

Mr. Lindstrom, 39, has been President and Chief Executive Officer of the Company since June 30, 2011. From February 2006 until October 3, 2011, he was an employee of Tontine Associates, LLC, a private investment fund. From 2003 to 2006, Mr. Lindstrom was Chief Financial Officer of Centrue Financial Corporation, a regional financial services company and had prior experience in private equity and investment banking. Mr. Lindstrom served as a director of Broadwind Energy, Inc. from October 2007 to May 2010. He also served as Chairman of the Board, Chairman of the Compensation Committee and the Executive Committee and as a member of the Nominating/Governance Committee of Broadwind Energy. The Nominating/Governance Committee believes that Mr. Lindstrom is qualified to serve on the Board due to his extensive experience in public and private investing, prior executive roles and the knowledge and experience he brings as the Company’s President and Chief Executive Officer.

Donald L. Luke*	Director since 2005

Donald L. Luke, 74, was Chairman and Chief Executive Officer of American Fire Protection Group, Inc., a private company involved in the design, fabrication, installation and service of products in the fire sprinkler industry from 2001 until April 2005. From 1997 to 2000, Mr. Luke was President and Chief Operating Officer of Encompass Services (construction services) and its predecessor company GroupMac. Mr. Luke held a number of key positions in product development, marketing and executive management in multiple foreign and domestic publicly traded companies. Mr. Luke also serves on the board of directors of American Fire Protection Group, Inc. and is a director of Cable Lock, Inc., which manages the affiliated Olshan Foundation Repair companies. The Nominating/ Governance Committee believes that Mr. Luke is qualified to serve on the Board given his extensive experience as an officer and director of a diverse group of consolidator public companies, including electrical contractors.

John E. Welsh III*	Director since 2006

Mr. Welsh, 60, is President of Avalon Capital Partners, LLC, a private investment vehicle, a position he has held since January 2003. From October 2000 until December 2002, Mr. Welsh was Managing Director of CIP Management, LLC, the management entity for a series of venture capital partnerships affiliated with Rothschild, Inc. Mr. Welsh has been a director of General Cable Corp., a developer, designer, manufacturer, marketer and distributor of copper, aluminum and fiber optic wire and cable products, since 1997, and Non-Executive

Chairman since August 2001. The Nominating/Governance Committee believes that Mr. Welsh’s expertise in the management of a variety of investment entities as well as his background overseeing the development of wire and cable products makes him an asset to the Company and qualifies him to serve on the Board.

Joseph L. Dowling III*

Joseph L. Dowling III, 47, is the founder and managing member of Narragansett Asset Management, LLC, a private investment partnership located in Stamford, Connecticut. From its formation in 1998 through 2006, Narragansett managed funds for institutions, pension funds and college endowments; since 2006, Narragansett has focused on managing Mr. Dowling’s personal capital and that of a select group of strategic investors. Prior to forming Narragansett, Mr. Dowling worked at The First Boston Corporation, Tudor Investments, and Oracle Partners, L.P. Mr. Dowling is a member of the Advisory Board of Ferrer Freeman & Company, LLC, a private equity firm providing growth capital to healthcare companies. The Nominating/ Governance Committee believes that Mr. Dowling is qualified to serve on the Board given his extensive experience in public and private investing and finance.

EXECUTIVE OFFICERS

Information with respect to the executive officers of the Company is included in the section titled “Executive Officers” in Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and is incorporated by reference herein.

Robert W. Lewey, 50, was appointed Senior Vice President & Chief Financial Officer of the Company, effective January 20, 2012. Mr. Lewey has served as Vice President - Finance & Treasurer of the Company since May 2011. From 2001 to 2006 and from 2007 until May 2011, Mr. Lewey held various positions with the Company, including Vice President - Tax, Director of Tax and Treasurer. From 2006 to 2007, Mr. Lewey served as Vice President, Tax for Sulzer US Holdings, Inc., a provider of information technology solutions. He began his career with Deloitte LLP and is a Certified Public Accountant licensed in the State of Texas.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Attendance at Meetings

It is the policy of the Board that all directors of the Company attend the Company’s annual meeting. Each of the directors attended the 2011 annual meeting held on February 3, 2011, except Mr. Welsh.

During fiscal year 2011, there were 14 meetings of the full Board (five in person and nine telephonically), and each member of the Board attended at least 75% of the aggregate number of meetings of the full Board and meetings of Board committees on which he served.

At regularly scheduled meetings of the Board, Mr. Lindstrom, our Chairman, presided and an executive session was held without management directors present. Interested parties may make any concerns known to non-management directors by contacting the Company’s Ethics Line at 1-800-347-9550.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate directly with the Board may do so by writing to Integrated Electrical Services, Inc. Board of Directors, c/o Corporate Secretary, Integrated Electrical Services, Inc., 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056. Stockholders may also communicate directly with individual directors by addressing their correspondence accordingly.

The Company has adopted a code of business conduct and ethics which has been memorialized as part of the Company’s Legal Compliance and Corporate Policy Manual which can be found in the Corporate Governance section of the Company’s website at http://www.ies-co.com. The Manual is also available in print to any stockholder who requests it by contacting William L. Fiedler, Senior Vice President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc., 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056.

The Nomination Process

The Nominating/Governance Committee of the Board, which, as described below, is composed entirely of independent directors, is responsible, in accordance with its charter, for establishing standards for members of the Board and overseeing the performance evaluation of the Board and its members. Based upon such evaluations, the Nominating/Governance Committee recommends to the Board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The Board, with the assistance of the Nominating/Governance Committee, establishes criteria for the selection of new members. The basic criteria are found in the Company’s Corporate Governance Guidelines under “Core Competencies of the Board.” At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

Additional attributes may include a candidate’s character, judgment and diversity of experience, business acumen, ability to act on behalf of the stockholders, governmental or community service, a positive record of achievement and a willingness to devote sufficient time to carrying out the duties and responsibilities of Board membership. Candidates must be capable of working with the entire Board and contributing to the overall Board process. The Committee also considers diversity of background experience, age and specialized training. While the Nominating/Governance Committee considers diversity, among other factors, when considering potential director nominees, the Board does not have a policy with regard to diversity in identifying director nominees. Since a majority of the Board is to be independent of management, consideration is also given as to whether or not the individual is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the NASDAQ and the SEC.

When there is an opening or anticipated opening for a director position, Board members are asked to submit recommendations. Outside sources or third parties may be used to find potential candidates and similarly outside sources and third parties may be used to evaluate or assist in evaluating nominees brought to the attention of the Nominating/Governance Committee. Should the Company use the services of a third party, it would expect to pay a fee for such services.

The Nominating/Governance Committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be sent in at the address set forth under the Corporate Governance Guidelines below, not later than 80 days prior to the date of the Annual Meeting. In the event that the date of such Annual Meeting was not publicly announced by the Company by mail, press release or otherwise more than 90 days prior to the Annual Meeting, notice by the stockholder to be timely must be delivered to the Corporate Secretary of the Company not later than the close of business on the tenth day following the day on which such announcement of the date of the Annual Meeting was communicated to the stockholders. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns, the name and address of the stockholder, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board. Stockholders who themselves wish to nominate an individual to the Board must follow the advance notice requirements and other requirements of the Company’s bylaws.

CORPORATE GOVERNANCE GUIDELINES

The Company’s management and Board are committed to conducting business consistent with good corporate governance practices. To this end, the Board has established a set of Corporate Governance Guidelines which reflect its view of how to help achieve this goal. These guidelines, which may be amended and refined from time to time, are outlined below and may also be found in the Corporate Governance section of the Company’s website at http://www.ies-co.com. The guidelines are also available in print to any stockholder who requests them by contacting William L. Fiedler, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056.

Directors

Core Competencies of the Board

In order to adequately perform the general corporate oversight responsibilities assumed by the Board, the Board as a whole should possess the following competencies:

Accounting & Finance — The Board should have one or more members who are experienced in accounting and finance matters.

Management — In order to oversee the Company’s management team, the Board should have one or more directors who have experience as a Chief Executive Officer, a Chief Operating Officer or possess similar significant operating experience.

Industry Knowledge — While the theory of management is important, it is essential that the Board have one or more members with extensive hands-on practical relevant industry-specific knowledge.

Long-Range Strategy — In addition to monitoring the Company’s performance in the present, the Board should have one or more members with the skills to look to the future and provide direction for stability and growth.

Independence of the Board

A majority of the Board shall be independent of management. An independent director must meet the standards imposed by the SEC and NASDAQ.

Leadership Structure and Risk Management

Since the Company’s initial public offering in 1998, with the exception of a ten month period leading up to our reorganization in 2006, the positions of Chairman of the Board and Chief Executive Officer have been separate. Historically, we have considered this to be the appropriate structure for the Company in light of the Company’s widely distributed operations and its operations as a consolidated construction services provider, which requires a continuing effort at integration of operations and strong day-to-day management leadership. However, with the appointment of Mr. Lindstrom as the Company’s Chief Executive Officer and President in June 2011, following his appointment at Chairman of the Company’s Board of Directors in February 2011, the Company now ascribes to a board leadership structure under which our Chief Executive Officer also serves as the Chairman of our Board of Directors. While we have not historically unified these roles, we believe it is important to maintain the flexibility to have either a combined or a separated structure as circumstances dictate. While each structure has its own unique benefits, currently, we believe that the efficiencies created by a combined position best serve the Company and our stockholders. The combined structure helps to ensure clarity regarding leadership of the Company, allows the Company to speak with one voice and provides for efficient coordination of board action, particularly in times of change. The combination of the Chairman’s ability to call board meetings with the Chief Executive Officer’s intimate knowledge of our business, including our risk management framework, provides a strong structure for the efficient operation of our Board process and effective leadership of our Board overall. This structure also avoids potential confusion as to leadership roles and duplication of efforts that can result from the roles being separated. It also assists our CEO in managing the Company and dealing with third parties more effectively on a day-to-day basis. Prior to his departure from the Board in February 2011, Mr. Michael J. Hall served as the Board’s independent non-executive chairman. Following his departure, our independent directors have not elected a new lead director. Our board regularly reviews all the aspects of our governance profile, including this one, and will make changes as circumstances warrant.

The overall duty of risk identification and management lies with the Board. To assist in this task, the Board utilizes the various Board Committees to review their respective areas of responsibility. The Audit Committee addresses accounting controls and general financial risk, the Nominating/Governance Committee addresses Board composition and internal communication risks, such as ethical issues, and the Human Resources and Compensation Committee addresses workforce risks and pay levels. To assist in the overall effort, the Board has established the Management Risk Oversight Committee (the “Management Committee”), which is charged with monitoring (1) management’s identification and evaluation of major strategic, operational, regulatory, information and external risks inherent in the Company’s business; (2) the integrity of the Company’s systems of operational controls regarding legal and regulatory compliance; and (3) the Company’s processes for managing and mitigating operational risk. The Management Committee consists of the Company’s Chief Financial Officer as Chairman, the Chief Legal Officer, the Chief Human Resources Officer and Communications, Residential and Commercial/Industrial senior operating officers.

Committees

The Board has established the Audit, Human Resources and Compensation, and Nominating/Governance Committees to assist in the performance of its functions of overseeing the management and affairs of the Company. The Audit, Human Resources and Compensation, and Nominating/Governance Committees are composed entirely of independent directors under current NASDAQ standards, have written charters, and have the authority to retain and compensate counsel and experts. Copies of the charters may be found in the Corporate Governance section of the Company’s website, http://www.ies-co.com. The charters are also available in print to any stockholder who requests them by contacting William L. Fiedler, Senior Vice President, General Counsel and Corporate Secretary, Integrated Electrical Services, Inc., 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056.

Audit Committee

The Audit Committee, which met five times during fiscal year 2011, is comprised of Messrs. Beynon (Chairman), Luke and Welsh. Pursuant to its written charter, the Audit Committee assists the Board in:

•	fulfilling its responsibility to oversee management’s preparation, and the integrity of the Company’s financial statement;

•	monitoring the qualifications, independence and performance of the Company’s internal and independent auditors;

•	monitoring the Company’s compliance with legal and regulatory requirements; and

•	preparing the report that SEC rules require be included in the Company’s annual proxy statement.

In fulfilling these duties, the Audit Committee generally:

•	reviews the annual financial statements with management and the independent auditor;

•	recommends to the Board whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K;

•

reviews with management and the independent auditor the effect of regulatory and accounting initiatives as well as contingent liabilities and off-balance sheet structures, if any, on the Company’s financial statements;

•	reviews with management and the independent auditor the Company’s quarterly financial statements filed in its Quarterly Reports on Form 10-Q;

•	discusses periodically with Company management the Company’s major financial risk exposure and steps implemented to monitor and control the same;

•	reviews major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

•

has the sole authority to engage, oversee and evaluate the performance of, and, when the Audit Committee determines it to be appropriate, terminate the Company’s independent auditor, approve all audit engagement fees and terms and approve all significant non-audit engagements, if any, with the independent auditor. The independent auditor reports directly to the Audit Committee;

•	reviews the independence of the independent auditor, giving consideration to the range of audit and non-audit services performed by the independent auditor;

•	reviews periodically the internal audit activities, staffing and budget;

•	reviews significant reports to management, prepared in connection with internal audits and management’s responses;

•	reviews with the independent auditor any problems or difficulties the auditor may encounter and any management letter provided by the auditor and the Company’s response to that letter;

•	advises the Board with respect to the Company’s policies and procedures regarding conflicts of interest and compliance with material laws and regulations;

•

reviews legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies; and

•

reviews procedures (i) to handle complaints regarding the Company’s accounting practices, internal controls or auditing matters and (ii) to permit confidential anonymous submission to the Audit Committee of concerns by employees regarding accounting or auditing matters.

The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee, which met four times during fiscal year 2011, is comprised of Messrs. Welsh (Chairman), Beynon and Luke. Mr. Lindstrom was a member of the Human Resources and Compensation Committee until his appointment as Interim President and Chief Executive Officer on June 30, 2011. Pursuant to its written charter, the Human Resources and Compensation Committee assists the Board in:

•	discharging its responsibilities relating to compensation of Company executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

In fulfilling these duties, the Human Resources and Compensation Committee generally:

•	establishes the Company’s compensation philosophy and ensures that the compensation program is aligned with the Company’s objectives and consistent with the interest of the Company’s stockholders;

•	reviews and approves new compensation plans;

•	evaluates the performance of the Chief Executive Officer in conjunction with the other independent members of the Board and determines the compensation for the Chief Executive Officer;

•	reviews salaries, salary increases and other compensation of executive officers and evaluates the competitiveness of total compensation levels for executives;

•

receives recommendations regarding the selection of officers and key employees for participation in incentive compensation plans and regarding the establishment of performance goals and awards for those officers and key employees who participate in such incentive plans;

•	reviews and monitors benefits under all employee plans of the Company;

•	reviews and approves incentive compensation and equity based plans; and

•	evaluates, periodically, compensation paid to outside members of the Board, including monitoring the competitiveness and composition of director compensation.

Additional information on the Human Resources and Compensation Committee’s processes and procedures for considerations of executive compensation are addressed in Compensation Discussion and Analysis below.

Nominating/Governance Committee

The Nominating/Governance Committee, which met three times during fiscal year 2011, is comprised of Messrs. Luke (Chairman), Beynon and Welsh. Mr. Lindstrom was a member of the Nominating/Governance Committee until his appointment as Interim President and Chief Executive Officer on June 30, 2011. Pursuant to its written charter, the Nominating/Governance Committee assists the Board in:

•	establishing standards for Board and committee members and overseeing the performance of the Board and its members;

•	making recommendations to the Board with respect to the management organization of the Company;

•	establishing criteria to select new directors and recommending to the Board a process for orientation of new Board or committee members;

•	identifying individuals qualified to become members of the Board and recommending same to the Board as nominees to fill any existing or expected vacancy;

•	evaluating the Company’s corporate governance procedures and recommending to the Board changes that the Nominating/Governance Committee deems appropriate; and

•	reviewing and addressing conflicts of interest of directors and executive officers and the manner in which any such conflicts are to be resolved.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Company has adopted a written Related Person Transaction Policy that addresses the reporting, review and approval or ratification of transactions with related persons. The Company recognizes that related person transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than the Company’s best interest. Accordingly, as a general matter, the Company seeks to avoid such transactions. However, the Company recognizes that in some circumstances transactions between related persons and the Company may be incidental to the normal course of business or provide an opportunity that it is the best interests of the Company to pursue or that is not inconsistent with the best interests of the Company and where it is not efficient to pursue an alternative transaction. The policy therefore is not designed to prohibit related person transactions; rather, it is to provide for timely internal reporting of such transactions and appropriate review, oversight and public disclosure of them.

The policy supplements the provisions of the Company’s Legal Compliance and Conflict of Interest Policy concerning potential conflict of interest situations. With respect to persons and transactions subject to the policy, the procedures for reporting, oversight and public disclosure apply. With respect to all other potential conflict of interest situations, the provisions of the Company’s Legal Compliance and Conflict of Interest Policy continue to apply.

The policy applies to the following persons (each a “Related Person” and, collectively, “Related Persons”):

•	Each director or executive officer of the Company;

•	Any nominee for election as a director of the Company;

•	Any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities; and

•	Any immediate family member of any of the foregoing persons.

A transaction participated in by the Company with a company or other entity that employs a Related Person or is controlled by a Related Person, or in which a Related Person has an ownership of financial interest material to such Related Person, shall be considered a transaction with a Related Person for purposes of the policy. For purposes of the policy, “related person transaction” means a transaction or arrangement or series of transactions or arrangements in which the Company participates (whether or not the Company is a party) and a Related Person has a direct or indirect interest material to such Related Person. A transaction in which a subsidiary or any other company controlled by the Company participates shall be considered a transaction in which the Company participates.

Except as otherwise provided in the policy, including any delegation of review and approval authority, (i) any director, director nominee or executive officer who intends to enter into a related person transaction shall disclose the intention and all material facts with respect to the transaction to the Audit Committee of the Board and (ii) any officer or employee of the Company who intends to cause the Company to enter into any related person transaction shall disclose that intention and all material facts with respect to the transaction to his or her superior, who shall be responsible for seeing that such information is reported to the Audit Committee. If a member of the Audit Committee has an interest in a related person transaction and, after such Audit Committee member excusing himself or herself from consideration of the transaction there would be fewer than two members of the Audit Committee available to review the transaction who do approve the transaction, the transaction shall be reviewed by an ad hoc committee of at least two independent directors designated by the Board, which shall be considered the “Audit Committee” for this purpose.

The Audit Committee will review all related person transactions and approve such transactions in advance of such transaction being given effect. At the discretion of the Audit Committee, consideration of a related person transaction may be submitted to the Board. All related person transactions shall be publicly disclosed to the extent and in the manner required by applicable legal requirements and listing standards. The Audit

Committee may determine that public disclosure shall be made even where it is not so required, if the Audit Committee considers such disclosure to be in the best interests of the Company and its stockholders.

On December 12, 2007, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Tontine Capital Partners, L.P. (“Tontine”). Tontine, together with its affiliates, owns approximately 57.0% of the Company’s outstanding Common Stock. At that time, Joseph V. Lash, a member of Tontine Associates, LLC, an affiliate of Tontine, was a member of the Company’s Board of Directors. Pursuant to the Note Purchase Agreement, the Company agreed to sell Tontine $25 million aggregate principal amount of its 11% Senior Subordinated Notes due 2013 (the “Note”). The Note Purchase Agreement contains customary representations and warranties of the parties and indemnification provisions whereby the Company agreed to indemnify Tontine against certain liabilities. The closing of the sale of the Note occurred on December 12, 2007. The Note was not registered under the Securities Act of 1933, as amended (the “Securities Act”), and was sold to Tontine on a private placement basis in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. The Company issued the Note, which bears interest at 11% per annum on the principal amount from December 12, 2007, payable quarterly in arrears in cash or in kind on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2007. The Note will mature on May 15, 2013. The Note is an unsecured obligation of the Company and ranks junior to all senior obligations of the Company, including its obligations under the Loan and Security Agreement, dated May 12, 2006, as amended, with Bank of America, N.A. as collateral and administrative agent, and the lenders party thereto. In approving this transaction the Board took into account Mr. Lash’s relationship with Tontine and believed that the transaction was in the best interests of the Company and its stockholders. As of January 30, 2012, the Company has paid $15 million of the principal on the Note and an aggregate of $8,628,219 in interest payments on the Note and $10 million remained outstanding under the Note.

REPORT OF THE AUDIT COMMITTEE

Audit Committee Financial Expert

The Board has determined that all members of the Audit Committee are financially literate and meet the independence requirements of the SEC and NASDAQ. The Board has also determined that Mr. Beynon qualifies as the “audit committee financial expert” as defined by SEC rules.

Establishment of Policies and Procedures

The Audit Committee has overseen the establishment of a number of policies and procedures which are intended to facilitate the reporting and disclosure of improper activities as well as to clearly define the use of the Company’s independent auditors for non-audit purposes.

•

The Company maintains the Ethics Line, which allows employees to report, on an anonymous basis, occurrences of financial abuse, fraud, theft or discrimination. Complaints are forwarded to the Senior Vice President & General Counsel who, in turn, informs the Audit Committee.

•

The Company has established a Code of Ethics for Financial Executives, a copy of which may be found on the Company’s website, at http://www.ies-co.com. A copy of the Code is also available in print to any stockholder who requests it by contacting William L. Fiedler, Senior Vice President, General Counsel, and Corporate Secretary, Integrated Electrical Services, Inc. 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056. The Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer and reflects the Company’s commitment to the highest standards of personal and professional integrity.

•

The Audit Committee has established a policy requiring pre-approval by the Audit Committee of all but de minimus use of the independent auditors for non-audit services, with the exception of the following (each of which the Audit Committee has pre-approved):

—	consultation on routine matters (if necessary) in the amount of $50,000, registration statement (if necessary) in the amount of $50,000, tax matters (if necessary) in the amount of $50,000 and EY/online in the amount of $3,500, provided, however, the Audit Committee must be promptly informed of any of the above uses of the independent auditor.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2011

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2011 with Company management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC. The Audit Committee has also named Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2012, subject to stockholder ratification.

Members of the Audit Committee

Charles H. Beynon (Chairman)

Donald L. Luke

John E. Welsh III

AUDIT FEES

Ernst & Young LLP billed the Company fees as set forth in the table below for (i) the audit of the Company’s 2010 and 2011 annual financial statements, reviews of quarterly financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, (ii) assurance and other services reasonably related to the audit or review of the Company’s 2010 and 2011 financial statements, (iii) services related to tax compliance, tax advice and tax planning for fiscal years 2010 and 2011, and (iv) all other products and services it provided during fiscal years 2010 and 2011.

	Fiscal Year 2010	Fiscal Year 2011
Audit	$1,110,000	$1,030,000
Audit Related	95,000	-0-
Tax Fees	38,700	27,500
All Other Fees	-0-	-0-

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Role of the Compensation Committee

The Human Resources and Compensation Committee (referred to in this section as the “Committee”) of the Board of Directors, which is comprised entirely of independent directors, is responsible for ensuring that the Company’s executive compensation policies and programs are competitive within the markets in which the

Company competes for talent and reflect the long-term investment interests of our stockholders. The Committee reviews and approves the compensation levels and benefits programs for Named Executive Officers (“NEO’s”).

The Committee has retained Meridian Compensation Partners, L.L.C., an independent compensation consultant, which reports directly to the Committee. The compensation consultant advises the Committee on current and future trends and issues in executive compensation and consults on the competitiveness of the compensation structure and levels of the NEO’s. The NEO’s are the executives who appear in the compensation tables of this Proxy Statement.

The NEO’s in this Proxy Statement are:

•	James M. Lindstrom, President and Chief Executive Officer

•	William L. Fiedler, Senior Vice President and General Counsel

•	Terry L. Freeman, former Senior Vice President and Chief Financial Officer

•	Michael J. Caliel, former President and Chief Executive Officer

The Company’s Human Resources Department staff and Chief Executive Officer provide additional analysis and counsel as requested by the Committee. You can learn more about the Committee’s purpose, responsibilities, and structure by reading the Committee’s charter, which can be found in the Corporate Governance section of the Company’s website at http://www.ies-co.com.

The following is a more detailed discussion of the results of the actions taken by the Committee in fiscal year 2011 and first quarter of fiscal year 2012 and the reasons for such actions.

Compensation Objectives

All of the Company’s compensation and benefits for the NEO’s, as described below, are focused on the primary objectives of attracting, retaining and motivating the highly talented individuals who will engage in the behaviors necessary to enable the Company to succeed while upholding the Company’s values in a highly competitive marketplace. In order to best achieve these objectives, the compensation program, which is comprised of salary, benefits, and incentive opportunity is designed to:

•	Be competitive. The program design and levels are set considering the practices of similar companies with which the Company competes for talent.

•

Drive results. The program emphasizes variable, at-risk incentive award opportunities, which are payable only if specified goals are achieved. The largest part of the incentive award for NEO’s is focused on long-term performance. The Company provides both annual and long-term incentive award opportunities, which depend on Company performance. These at-risk incentives traditionally represent approximately 65%-75% of the NEOs’ targeted total direct compensation, with base salary representing the remaining 25-35%.

•

Reward individual performance. Salary, annual awards and long-term incentive awards are based on an individual’s job level and performance against specified financial, operational, strategic and safety goals (as appropriate to the individual’s position). The Committee also considers Company performance, the desired pay relationships among executive employees and market practices.

•

Emphasize stock ownership. Long-term incentive awards are delivered as equity and/or cash awards to senior executives. The Board of Directors has established guidelines covering Company Common Stock ownership by NEO’s to encourage managing from a stockholder’s perspective. The NEO’s are expected to own Company Common Stock with a value equal to between two to three times their annual base salary. For additional information, please see “Executive Stock Ownership Guidelines” below.

The Committee believes these principles will reward and incentivize management to deliver increasing stockholder value over time, while helping the Company attract and retain top executive talent.

Market Benchmarking

The Company benchmarks its executive compensation programs against those of a group of companies with which the Company competes for executive talent (the “Survey Group”). The Survey Group, which was revised in 2010, consists of thirteen “Industry Peer Group” and “General Industry” companies. They were selected from the electrical contracting services industry as well as other cyclical industries, as the Company competes across industries for executive talent. The companies comprising the Survey Group are:

•	Comfort Systems U.S.A., Inc.

•	Dycom Industries, Inc.

•	MasTec, Inc.

•	Pike Electric Corporation

•	Furmanite Corp.

•	Englobal Corp.

•	Matrix Service Company

•	Team, Inc.

•	Aegion Corporation, formerly Insituform Technologies

•	Powell Industries

•	Myr Group

•	Primoris Services Corp.

•	Willbros Group, Inc.

The Committee targets total compensation for each executive officer at the median compensation levels of the Survey Group for similar jobs giving due consideration to individual elements. An individual executive’s base salary, annual incentive and long-term incentives are established after considering the following factors:

•

The Company’s performance against financial measures, including earnings before interest and taxes, total stockholder return, economic profit, cash flow management, operating income, cost management discipline and safety performance.

•	The Company’s performance relative to goals approved by the Committee.

•	Individual performance versus personal performance goals and contributions to Company performance.

•	Total compensation targets for specific job positions set at the median of the Survey Group.

•	Business climate, economic conditions and other factors.

The CEO develops pay recommendations for each of the executive officers, including the NEO’s, other than the CEO, based on the Survey Group data, the Company’s performance relative to goals approved by the Committee, individual performance versus personal goals, individual contributions to the Company’s performance and market conditions. The CEO receives assistance with compensation analysis from the Company’s Human Resources Department as well as the compensation consultant.

The Committee reviews and approves all compensation elements for the executive officers and sets the compensation of the CEO, after receiving advice from the compensation consultant, if appropriate. The compensation consultant provides advice to the Committee after reviewing the Survey Group data, compensation levels and general trends in executive compensation. The Committee also has discretionary authority to increase or decrease recommended compensation for the CEO.

In addition to benchmarking compensation levels, the Committee also reviews tally sheets for the NEO’s, modeling all aspects of compensation (base salary, annual incentive awards, long-term incentives, benefits and perquisites), which are utilized as the targeted overall compensation level.

At the Company’s 2011 annual meeting of stockholders (the “2011 Annual Meeting”), the Company was required, pursuant to Section 14A of the Exchange Act, to seek a non-binding advisory vote of stockholders to approve the compensation awarded to the Company’s NEO’s. At the 2011 Annual Meeting, the Company’s stockholders approved, on a non-binding advisory basis, the compensation awarded to the Company’s NEO’s for fiscal year 2010, as disclosed pursuant to Item 402 of Regulation S-K. The Committee has considered the result of this stockholder vote in setting compensation policies and making compensation decisions for fiscal years 2011 and 2012. At the 2011 Annual Meeting, the Company’s stockholders also determined, on a non-binding advisory basis, that the stockholder vote on executive compensation should be held once every three years.

Compensation Elements

Presented below are the key characteristics of the primary elements of the NEO’s compensation.

Compensation Element	Key Characteristics
Base Pay (Fixed)	• Fixed component of pay based on an individual’s skills, responsibilities, experience and performance.

• NEO’s, as well as all other salaried employees, are eligible for annual increases based on performance and/or changes in job responsibilities.

Annual Incentive Award (Variable “at-risk”)	• Variable cash component of pay.

• Reward for achieving specified financial, operational, strategic, safety and individual goals.

Long-term Incentives (Variable “at-risk”)	• Variable equity component of pay.

• Reward for long-term stockholder value creation.

• Retention of the individual.

Executive Benefits & Perquisites	• NEO’s are eligible to participate in certain programs that are part of our broad-based total compensation program. For additional information, please see “Perquisites” below.

Other Benefits (Health and welfare)	• NEO’s are eligible to participate in benefits programs that are available to substantially all salaried employees which provide for basic life, disability and health insurance needs.

All compensation elements are cash-based, except for long-term incentives which are partly or solely equity-based (and have a value which is at least partly related to the price of the Company’s Common Stock) and other benefits.

Risk Analysis

The Committee, with the assistance of the Human Resources Department and the compensation consultant, when appropriate, analyzes risk in compensation. While the Committee does not believe that our current compensation structure encourages or promotes undue risk, during fiscal year 2011, the Committee identified the following factors, which led the Committee to focus its attention on balancing the need to retain and incentivize our employees with the risk of encouraging behavior that focuses too closely on immediate results to the detriment of the Company’s long-term growth and stability:

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As a result of the economic downturn, expense has been, as a matter of necessity, closely monitored by the Company and reduced wherever possible. This focus on expense reduction has led to constraints on the use of non-self-funding programs, such as long term incentives, as a means of compensating our employees. Additionally, our suppressed stock price has added constraint on our ability to compensate our employees with equity grants, as the large amount of under-valued equity necessary to support such grants could become excessively dilutive to our existing shareholders.

•

Competition for superior talent has also increased during the economic downturn, while the compensation tools necessary to obtain and retain such talent are at the same time constrained as a result of our need to decrease expenses.

•

As a result of the sluggish construction market, traditional incentive plan design, both short-term and long-term, has proven to be a less successful means of incentivizing employees, since the goals set at the outset of the period are based on future growth expectations that have later failed to materialize.

After considering the impact of the factors discussed above, the Committee elected to continue certain elements of our compensation structure, adopted in fiscal year 2011, in order to balance the Company’s need to retain and incentivize talent with the risk of encouraging behavior that focuses too closely on immediate results to the detriment of long-term growth and stability. The Committee has sought to balance these considerations and minimize potential risks related to compensation in the following ways:

•	Shifting to restrained and targeted salary increases, rather than across the board merit-based increases, to encourage and reward superior performance.

•

Setting annual performance and bonus targets for divisional management that are measured and partially paid on a quarterly basis, withholding a significant portion of such bonus amounts for payment in subsequent quarters. If applicable targets are not achieved in subsequent quarters, the bonus amounts withheld from prior quarters will be subject to offset. Performance targets are established on a business unit basis to measure the performance of local operating management against factors more directly under their control. Safety and regulatory compliance are factored into the calculation of bonus amounts. This bonus structure is intended to provide operating management with immediate incentive for superior performance, while simultaneously promoting employee retention.

Compensation Actions Taken by the Committee based on Fiscal Year 2011 Results

After careful consideration of the Company’s results in fiscal year 2011, and in light of the current challenging economic conditions, the Committee took the following compensation actions during the first quarter of fiscal year 2012:

•	Base Salary — Executive management recommended, and the Board agreed, that there would be no merit increases for the CEO and other NEO’s based on fiscal year 2011 results.

•	Annual Incentive Cash Award — Executive management recommended, and the Board agreed, that there would be no annual discretionary awards for the CEO and other NEO’s based on fiscal year 2011 results.

Base Pay

The Committee evaluates the CEO’s performance annually in light of established corporate and personal goals and objectives. NEO salary levels and adjustments are recommended by the CEO and reviewed and approved by the Committee. Changes in base salary for the CEO and the NEO’s are based on responsibility, the external market for similar jobs, the individual’s current salary compared to the market and success in achieving business results.

Annual Incentive Awards

Fiscal Year 2011 Annual Incentive Award

Under the Management Incentive Plan, annual incentive awards for NEO’s are based on performance results for the fiscal year. The Management Incentive Plan provides for an incentive compensation pool for certain key employees and officers of the Company. Individual award opportunities vary by job level and are based on the competitive annual bonus practices of the Survey Group. Actual incentive award payouts are determined following completion of the fiscal year based on the level of achievement of the Company’s performance criteria.

Final awards were subject to discretionary adjustment downward or upward based upon individual performance considerations in amounts not to exceed 25 percent of the award. The performance review is based upon the attainment of individual goals and objectives established at the commencement of the fiscal year. The CEO establishes individual goals for the other NEO’s subject to review and ratification by the Committee. The Committee has the sole discretion to increase or decrease the annual incentive award made to the CEO.

For fiscal year 2011, the annual incentive opportunity of each of Messrs. Freeman and Fiedler was based on the achievement of a prescribed level of Company consolidated operating income. Pursuant to the Annual Management Incentive Plan, the minimum threshold of $1.0 million in consolidated operating income must have been achieved in order for any incentive award to be earned. Mr. Lindstrom assumed the position of Interim President and CEO on June 30, 2011. On October 3, 2011, Mr. Lindstrom assumed the position of President and CEO on a permanent basis. In conjunction therewith, the Committee authorized the grant of 100,000 shares of Restricted Stock to Mr. Lindstrom in recognition of his efforts and accomplishments as Interim President and CEO and to provide an appropriate long-term incentive for Mr. Lindstrom. Such grant equaled $200,000 in value based on the closing price of the Company’s Common Stock on October 3, 2011 of $2.00. He was not otherwise eligible to participate in the Management Incentive Plan for fiscal year 2011.

Messrs. Freeman and Fiedler were eligible to receive annual incentive awards based on the Company achieving correlating levels of consolidated annual operating income, as set forth below. Incentive awards are adjusted ratably for operating income amounts between operating income levels above $4.5 million, net of incentives paid to all participants.

	Fiscal Year 2011 Consolidated Operating Income(1)
Executive	< $1.0 MM	$1.0 MM	$4.5 MM	$5.6 MM	$11.2 MM	> $11.2 MM
James M. Lindstrom(2)	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
Terry L. Freeman(3)	$-0-	$65,625	$131,250	$262,500	$525,000	$525,000
William L. Fiedler	$-0-	$37,500	$75,000	$150,000	$300,000	$300,000

(1)	Net of incentives paid to all participants.
(2)	Mr. Lindstrom assumed the position of Interim President and CEO on June 30, 2011. On October 3, 2011, Mr. Lindstrom assumed the position of President and CEO on a permanent basis. He was not eligible to participate in the Management Incentive Plan for fiscal year 2011.
(3)	Mr. Freeman’s employment with the Company terminated on January 20, 2012.

During fiscal year 2011, the Company realized an annual operating loss of $37.7 million. Therefore, no annual incentive award payments were made to Messrs. Freeman or Fiedler under the Annual Management Incentive Plan.

Fiscal Year 2012 Annual Incentive Award

On September 28, 2011, the Committee approved the Annual Incentive Plan for fiscal year 2012 (the “2012 Plan”). As with the fiscal year 2011 Annual Incentive Award, the 2012 Plan provides for an incentive compensation pool for certain key employees and officers of the Company, based on specified performance criteria. For fiscal year 2012, the awards are based on achievement of prescribed levels of the Company’s consolidated annual net income, adjusted to exclude income or losses from operations in markets the Company has elected to exit, as more fully described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, or other unusual items as determined by the Committee (“Adjusted Consolidated Net Income”). Pursuant to the 2012 Plan, Messrs. Lindstrom, Lewey and Fiedler are eligible to receive the amounts set forth below if the corresponding levels of Adjusted Consolidated Net Income are achieved for fiscal year 2012. Incentive awards are adjusted ratably for net income amounts between net income levels above $0.6 million, net of incentives paid to all participants.

	Fiscal Year 2012 Adjusted Consolidated Net Income(1)
Executive	< $0.2 MM	$0.2 MM	$0.6 MM	$0.8 MM	$1.5 MM	> $1.5 MM
James M. Lindstrom	$-0-	$97,500	$195,000	$390,000	$780,000	$780,000
Robert W. Lewey(2)	$-0-	$36,250	$72,500	$145,000	$290,000	$290,000
William L. Fiedler	$-0-	$37,500	$75,000	$150,000	$300,000	$300,000

(1)	Net of incentives paid to all participants.
(2)	Mr. Lewey assumed the position of Senior Vice President and Chief Financial Officer on January 20, 2012.

At the Committee’s discretion, the final awards are subject to adjustment downward or upward in amounts not to exceed 50 percent of the award based upon the individual’s performance considerations. The performance review of Mr. Lindstrom is based upon the attainment of individual goals and objectives established for Mr. Lindstrom as discussed below. The other NEO’s will be reviewed based upon their performance in assisting Mr. Lindstrom in his efforts. The Committee has the sole discretion to increase or decrease the annual incentive award made to the CEO. The Committee has the right, in its sole discretion, to reduce or eliminate the amount otherwise payable based upon individual performance or any other factors the Committee deems appropriate.

Fiscal Year 2012 Goals and Objectives

On December 5, 2011, the CEO recommended, and the Committee approved, the following goals and objectives to be used by the Committee when determining the discretionary element of the fiscal year 2012 annual incentive awards discussed above. These goals and objectives were established based on three primary factors:

•	Financial Performance.

—	Financial performance measures based on consolidated annual net income and earnings per share. Primary focus is to return the Company to profitability and to generate appropriate risk-adjusted returns on capital.

—	Financial incentives for Messrs. Lindstrom, Lewey and Fiedler and other corporate executive management are tied to the Company’s consolidated performance. Incentives for other executive officers, managers and operating division personnel are tied to both their respective operating company and/or organizational unit results.

—	Strengthen the Company’s balance sheet.

•	Safety Performance.

—	Safety performance targets are based on the Company’s Total Recordable Incident Rate (TRIR) for the fiscal year.

•

The safety performance targets for Messrs. Lindstrom, Lewey and Fiedler and other corporate executive management are tied to the Company’s consolidated TRIR. Safety performance targets for other executive officers, managers and operating division personnel are tied to the TRIR of both their respective operating company and organizational unit.

—	Maintain and enhance the Company’s safety culture.

•	Business/Personal Objectives.

—	Other performance criteria in the form of personal objectives were established for each executive officer in line with the Company’s fiscal year 2012 plan, including the following:

•	Setting the tone at the top for achieving highest level of ethical conduct.

•	Improved financial control environment.

•	Leadership/successor development.

•	Assure adequate liquidity and risk mitigation to support current operations.

Long-Term Incentives

On November 12, 2007, a Long-Term Incentive Plan (“LTIP”) was established for certain Company officers and the officers of certain of its subsidiaries to foster and promote the long term financial success of the Company and increase stockholder value by (a) strengthening the Company’s ability to develop, maintain and retain effective senior management; (b) motivating superior performance by means of long-term performance related incentives linked to business performance; (c) encouraging and providing for ownership interests in the Company by its senior management; (d) attracting and retaining qualified senior management personnel by providing incentive compensation opportunities competitive with comparable companies; and (e) enabling senior management to participate in the long-term financial growth and financial success of the Company. To the extent that awards are granted under the LTIP, performance periods will commence on October 1st of each applicable fiscal year. The Committee may, in its sole discretion, establish the duration of any future performance period, provided such period may not be less than one year.

To the extent that new awards are granted under the LTIP, the Committee will establish in writing the performance goals for the next performance period, which may include any of the following performance criteria (either alone or in any combination) as the Committee may determine: return on net assets, sales, net asset turnover, cash flow, cash flow from operations, operating profit, net operating profit, income from operations, operating margin, net income margin, net income, return on total assets, return on gross assets, return on total capital, earnings per share, working capital turnover, economic value added, stockholder value added, enterprise value, receivables growth, earnings to fixed charges ratios, safety performance, customer satisfaction, customer service, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted. Any such performance criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety, or to any designated portion or portions of the award opportunity, as the Committee may specify.

Each executive that participates in the LTIP is entitled to an award each year in which a grant is made based on a percentage of his or her annualized base salary in effect on the first day of the performance period. Up to one half of the award is payable as a retention component in the form of restricted Common Stock, restricted share units, stock appreciation rights or stock options, which vest three years from the grant date or as otherwise set forth in the grant. Upon vesting, retention-based restricted share units are convertible into Common Stock or cash, as determined by the Committee at the time of vesting. The remaining one-half of the award may be in the form of restricted share units or a cash bonus which vesting is based on the achievement of a predetermined performance goal(s) over a prescribed performance period. Upon vesting, such performance-based restricted share units are convertible into restricted Common Stock or the right to receive cash, as determined by the

Committee at the time of grant. Restricted Common Stock issued on conversion of performance-based restricted share units vests one year following the end of the performance period. Cash remitted on conversion of performance-based restricted share units is payable to the participants one year following the end of the performance period. All shares of restricted Common Stock, restricted share units, stock appreciation rights and stock options granted hereunder are pursuant to the Company’s 2006 Equity Incentive Plan, as amended and restated (the “2006 Equity Incentive Plan”). Upon vesting and delivery of restricted Common Stock or cash, the awardees are taxed at applicable income tax rates and the Company receives a corresponding tax deduction.

The 2010 Retention Grant

For fiscal year 2010, the Committee determined that in keeping with the Company’s ongoing cost reduction efforts, grants of time vested restricted Common Stock and performance based performance units payable either in cash or Common Stock in amounts based upon percentages of annual base salary and utilizing the then current trading price of the Company’s Common Stock was not appropriate. However, the Committee also recognized the importance of retaining senior management and key personnel and, with the assistance of Meridian Compensation Partners LLC, the Committee made grants of restricted Common Stock under the 2006 Equity Incentive Plan to certain senior management and other key personnel. The basis of the grant awards and the selection of participants were to:

•	enhance retention;

•	increase stock ownership by senior management and key personnel; and

•	focus on incentivizing the executives and other key personnel who are critical to leading the Company through this challenging business and operating environment.

The Committee believes this approach is aligned with other elements of compensation and with both short-term and long-term Company performance. This approach also minimizes equity dilution and facilitates retention. The grants vest in full on the second anniversary of the grant date. While the structure of awards is consistent with historical practice in that they are generally tied to the participants’ base compensation, the Committee realizes that due to the currently suppressed price of the Company’s Common Stock the grant values of the awards as well as the status of prior LTIP awards continue to place individuals below optimum pay levels.

On September 28, 2010, the Committee made grants of restricted Common Stock to Messrs. Caliel, Freeman and Fiedler of 57,400, 23,500 and 14,200 shares, respectively, as well as 113,500 shares to an additional 19 individuals. Unless previously forfeited, these shares will vest in full on September 28, 2012.

The 2011 LTIP Grant

On December 16, 2010, the Committee made grants of restricted Common Stock to Messrs. Caliel, Freeman and Fiedler of 25,000, 12,000 and 10,000 shares, respectively, as well as 153,000 shares to an additional 21 individuals. Unless previously forfeited, these shares vest as to the first one-third on December 16, 2011, as to the second one-third on December 16, 2012 and as to the last one-third on December 16, 2013. For reasons similar to the 2010 Retention Grant discussed above concerning the ongoing cost reduction efforts, grants of time based restricted Common Stock were used based upon percentages of annual base salary, reduced to recognize the current depressed trading price of our stock. The amounts granted to the NEO’s were further reduced in order to make shares available to additional key employees, resulting in a total grant amount that was less dilutive than would have otherwise have been the case.

Compensation and Awards made by the Compensation Committee

Set forth below is information regarding compensation earned by or paid or awarded to the following NEO’s during the year ended September 30, 2011: (i) James M. Lindstrom, who is our President and Chief Executive Officer; (ii) William L. Fiedler, who is our Senior Vice President, General Counsel and Corporate

Secretary; (iii) Terry L. Freeman, who, until his termination of employment on January 20, 2012, was our Senior Vice President and Chief Financial Officer and (iv) Michael J. Caliel, who, until June 30, 2011, was our President and Chief Executive Officer. Information relating to long-term incentives is described under “Long-Term Incentives” above.

Chief Executive Officer

James M. Lindstrom has served as the Company’s President and Chief Executive Officer since October 3, 2011, and previously served as the Company’s Interim President and Chief Executive Officer since June 30, 2011. As Interim President and Chief Executive Officer, Mr. Lindstrom’s base salary was $25,000 per month. At the time he assumed the position of Interim President and Chief Executive Officer Mr. Lindstrom received a grant of 100,000 shares of restricted Common Stock, which vest in thirds on December 16, 2011, December 16, 2012 and December 16, 2013. On October 3, 2011, when Mr. Lindstrom assumed the position of President and Chief Executive Officer on a permanent basis, his base annualized salary was adjusted to $390,000 (a reduction of $220,000 from that of his immediate predecessor), due to the overall economic environment and the Company’s current financial condition. He also was then granted an additional 100,000 shares of restricted Common Stock, which vest in thirds on the first, second and third anniversaries of the grant date. Both such grants were made under the 2006 Equity Incentive Plan.

Senior Vice President, General Counsel and Corporate Secretary

William L. Fiedler has served as the Company’s Senior Vice President, General Counsel and Corporate Secretary since March 3, 2009. During fiscal year 2011 his annual base salary was increased from $265,000 to $300,000 in conjunction with Mr. Fiedler’s assumption of oversight responsibilities of the Company’s Human Resources and Benefits departments. As set forth above, the Company did not reach the minimum level of operating income required to earn an annual incentive award for fiscal year 2011. Therefore, Mr. Fiedler did not receive an annual incentive award for fiscal year 2011.

Former Chief Financial Officer

Terry L. Freeman served as the Company’s Senior Vice President and Chief Financial Officer until January 20, 2012. During fiscal year 2011, Mr. Freeman’s base annual salary was $350,000. He did not receive a salary increase for calendar year 2011. As set forth above, the Company did not reach the minimum level of operating income required to earn an annual incentive award for fiscal year 2011. Therefore, Mr. Freeman did not receive an annual incentive award for fiscal year 2011.

Former Chief Executive Officer

Michael J. Caliel served as the Company’s President and Chief Executive Officer until June 30, 2011. His annualized base salary for fiscal year 2011 was $610,000. Mr. Caliel did not receive a salary increase for calendar year 2011. Upon his termination of employment Mr. Caliel received payments pursuant to the terms of his employment agreement. For additional information, please see “Severance and Employment Agreement” below.

401(k) and Deferred Compensation Plan

The Company provides all employees the opportunity to participate in a 401(k) plan. Under the Integrated Electrical Services, Inc. Retirement Savings Plan (the “401(k) Plan”), the Company has historically matched 50% of the first 5% that an employee contributes to the 401(k) Plan on a pre-tax basis. However, in order for the 401(k) Plan to comply with nondiscrimination requirements of Section 401(k) of the Internal Revenue Code, beginning in 2008, highly compensated employees (HCEs) became subject to a maximum contribution limit of 4% of their base annual earnings. On February 15, 2009 the Company suspended the employer matching contribution to the 401(k) Plan as part of its cost cutting initiatives.

In order to further assist NEO’s and certain other HCEs in saving for retirement, the Company also provides an elective Deferred Compensation Plan. The Deferred Compensation Plan allows participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%).

In October 2007, the Committee amended the Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 for selected employees, which includes the NEO’s. Each participant who elects to make deferrals of eligible compensation to the Deferred Compensation Plan was eligible to receive a matching contribution equal to 25% of the first 10% of a participant’s annual base salary deferrals into the Deferred Compensation Plan. Effective February 15, 2009, the Company instituted a suspension of the employer matching contribution to the IES Deferred Compensation Plan as part of its cost cutting initiatives.

Details about NEO participation in the Deferred Compensation Plan and accumulated balances are presented under “Nonqualified Deferred Compensation” below. The NEOs’ accumulated balances disclosed under “Nonqualified Deferred Compensation” represent voluntary deferrals of earned compensation, not matching contributions by the Company.

Other Benefits

Some NEO’s, along with certain other executives, are provided with a limited number of perquisites and additional benefits that are part of the Company’s broad-based total compensation program. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.

During fiscal year 2011, the Company provided some or all of the following perquisites to the NEO’s, all of which are quantified in the “Summary Compensation Table” and “All Other Compensation” table on pages 27 and 28, respectively.

•	Monthly auto allowance of $1,500, subject to normal payroll taxes, for all NEO’s other than Mr. Lindstrom.

•	Executive physical examination. The Company believes it benefits from this perquisite by encouraging its executive officers to protect their health.

•

Company match under the Company’s non-qualified Deferred Compensation Plan. The Deferred Compensation Plan provides a 25 percent match on the first 10 percent of a participant’s annual base salary deferrals, which vests following three years of service with the Company. As noted above, the Company instituted a suspension of the Company’s matching contribution to the Deferred Compensation Plan on February 15, 2009. No matching contribution was made to executives for fiscal year 2011.

The Committee annually reviews the perquisites and additional benefits provided to executive officers as part of their overall review of executive compensation. The Committee has determined the perquisites to be within the appropriate range of competitive compensation practices. Details about the NEOs’ perquisites, including the fiscal year 2011 cost to the Company, are shown in the “All Other Compensation” column of the “Summary Compensation Table” and in the accompanying narrative.

Executive Stock Ownership Guidelines

In October 2007, the Board of Directors, upon the Committee’s recommendation, adopted Stock Ownership Guidelines (the “Guidelines”) for NEO’s to ensure that they have a meaningful economic stake in the Company.

The Guidelines are designed to satisfy an individual executive’s need for portfolio diversification, while maintaining management stock ownership at levels significant enough to assure our stockholders of management’s commitment to value creation.

The Committee will annually review each executive’s compensation and stock ownership levels for adherence to the Guidelines and to consider potential modifications of or exceptions to the Guidelines. The Guidelines currently recommend that the following executives have direct ownership of our Common Stock in at least the following amounts:

Officer Position	Multiple of Salary
Chief Executive Officer	3X
All Other NEO’s	2X

The Guidelines encourage each executive to comply with the Guidelines no later than five years after either the October 8, 2007 Board approval of the Guidelines or the date the executive is appointed to a position subject to the Guidelines, whichever is later. Common Stock ownership by the NEO’s has not reached the levels recommended in the Guidelines.

For purposes of the Guidelines, stock ownership includes Common Stock beneficially owned (including Common Stock owned by immediate family members) and deferred stock not yet delivered. Performance share grants are not counted for purposes of the Guidelines.

TAX CONSIDERATIONS

Deductibility Cap on Executive Compensation

Under the U.S. federal income tax law, the Company cannot take a tax deduction for certain compensation paid in excess of $1 million to our executive officers. The Committee considers tax implications to the Company as one of many factors in its compensation decisions and attempts to structure compensation and awards to preserve tax deductibility. The Committee may choose, however, to provide compensation that may not be deductible if it believes such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Golden Parachute Taxes

Under certain circumstances, payments received by our executive officers as a result of a change in control may be subject to excise taxes and may not be fully deductible. The Committee considered the possible effects of these taxes in negotiating employment agreements with the executive officers. For additional information, please see “Severance and Employment Agreements” below.

Section 409A

During fiscal year 2011, the Committee continued to monitor the regulatory developments under Internal Revenue Code Section 409A, which was enacted as part of the American Jobs Creation Act of 2004. Section 409A imposes additional limitations on non-qualified deferred compensation plans in order to insure their full compliance with the Act prior to December 31, 2008, the expiration of the transition period. The Company believes all of its benefit plans substantially conform to the requirements of Section 409A.

PAYMENTS UPON A CHANGE IN CONTROL

For information concerning payments upon the termination of the NEO’s, including upon certain triggering events, please see “Severance and Employment Agreements” below.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Committee believes that the executive compensation and policies provide the necessary incentives to properly align executive performance and the interests of the stockholders.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Human Resources and Compensation Committee

John E. Welsh III, Chairman

Charles H. Beynon

Donald L. Luke

The following table displays the total compensation earned by the NEO’s in fiscal years 2009, 2010 and 2011.

2011 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
James M. Lindstrom(3) President & Chief Executive Officer	2011	75,000	—	321,000	—	—	19,241	415,241

William L. Fiedler(4) Senior Vice President & General Counsel	2011 2010 2009	275,208 265,000 154,208	— 38,552 38,552	34,900 49,842 —	— — —	— — —	18,000 28,469 —	328,108 381,863 192,760

Terry L. Freeman(5) Former Senior Vice President & Chief Financial Officer	2011 2010	350,000 178,650	— 50,000	41,880 157,482	— —	— —	18,000 9,188	409,880 395,320

Michael J. Caliel(6) Former President & Chief Executive Officer	2011 2010 2009	457,500 610,000 599,250	— — —	87,250 201,474 344,352	— — —	— — —	1,121,509 41,775 39,762	1,666,259 853,249 983,364

(1)	This column represents the aggregate grant date fair value of awards of restricted Common Stock granted during the applicable fiscal years, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended September 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on December 20, 2011.

(2)	All “Other Compensation” for fiscal year 2011 is detailed in “All Other Compensation” Table below.

(3)	On July 1, 2011, Mr. Lindstrom received a stock award of 100,000 shares of restricted Common Stock, which vest in thirds on December 16, 2011, December 16, 2012 and December 16, 2013. (grant date fair value of $321,000).

(4)	On December 16, 2010, Mr. Fiedler received a stock award of 10,000 shares of restricted Common Stock which vest in thirds on December 16, 2011, December 16, 2012 and December 16, 2013. (grant date fair value of $34,900).

(5)	On December 16, 2010, Mr. Freeman received a stock award of 12,000 shares of restricted Common Stock which vest in thirds on December 16, 2011, December 16, 2012 and December 16, 2013. (grant date fair value of $41,880).

(6)	On December 16, 2010, Mr. Caliel received a stock award of 25,000 shares of restricted Common Stock which vest in thirds on December 16, 2011, December 16, 2012 and December 16, 2013. (grant date fair value of $87,250). Mr. Caliel was not employed for the full year in fiscal 2011. His employment terminated without cause on June 29, 2011, and pursuant to the terms of his employment agreement, Mr. Caliel was entitled to received, as severance, amounts equal to the following: one year base salary continuation ($610,000); pro-rata portion of his fiscal 2011 bonus opportunity ($457,500); continuation of his auto allowance for a period of 12 months ($18,000); and an amount equal to the applicable monthly COBRA premium under the Company’s group health plan for a period of 12 months ($22,509).

ALL OTHER COMPENSATION

The table below details the compensation information found in the Summary Compensation Table under the “All Other Compensation” column.

Name and Principal Position	Auto Allowance ($)	Commuting Expenses ($)	Executive Wellness Physical ($)	401(K) Company Match ($)	Deferred Compensation Company Match ($)	Other ($)	Total ($)
James M. Lindstrom	—	19,241(1)	—	—	—	—	19,241
William L. Fiedler	18,000	—	—	—	—	—	18,000
Terry L. Freeman	18,000	—	—	—	—	—	18,000
Michael J. Caliel	13,500	—	—	—	—	1,108,009(2)	1,121,509

(1)	Reflects the cost of air and ground transportation incurred in connection with commuting to and from the Company’s headquarters, together with related hotel expenses.
(2)	Payable to Mr. Caliel during fiscal year 2012 as severance under the terms of his employment agreement.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2011

The following table sets forth specific information with respect to each equity grant made to an NEO under a Company plan in fiscal year 2011.

						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
James M. Lindstrom	7/1/2011(1)	7/1/2011	—	—	—	100,000	—	—	321,000
	10/3/2011(2)	10/3/2011	—	—	—	100,000	—	—	200,000
William L. Fiedler	12/16/2010(3)	12/16/2010	—	—	—	10,000	—	—	34,900
Terry L. Freeman	12/16/2010(3)	12/16/2010	—	—	—	12,000	—	—	48,880
Michael J. Caliel	12/16/2010(3)	12/16/2010	—	—	—	25,000	—	—	87,250

(1)	Closing Share Price on July 1, 2011 was $3.21

(2)	Closing Share Price on October 3, 2011 was $2.00

(3)	Closing Share Price on December 16, 2010 was $3.49

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth specific information with respect to unexercised options, unvested Common Stock and equity incentive plan awards outstanding as of September 30, 2011 for each NEO.

	Option Awards				Stock Awards
					Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(1)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
James M. Lindstrom	—	—	—	—	100,000	203,000
William L. Fiedler	—	—	—	—	24,200	49,126
Terry L. Freeman	—	—	—	—	35,500	72,065
Michael J. Caliel	—	—	—	—	—	—

(1)	Closing Share Price on September 30, 2011 was $2.03

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

The following table sets forth, on an aggregate basis, specific information with respect to each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted Common Stock units and similar instruments, for each NEO during fiscal year 2011.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. Lindstrom	—	—
Michael J. Caliel(1)	88,079	265,179
Terry L. Freeman	—	—
William L. Fiedler	—	—

(1)	On November 12, 2010 Mr. Caliel vested 10,500 shares of restricted Common Stock ($3.52 per share). On June 29, 2011 Mr. Caliel vested 69,579 shares of restricted Common Stock ($3.28 per share).

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
James M. Lindstrom	—	—	—	—	—
William L. Fiedler	—	—	—	—	—
Terry L. Freeman	—	—	—	—	—
Michael J. Caliel	—	—	—	—	—

In order to further assist NEO’s and certain other executives in saving for retirement, the Company also provides an elective Deferred Compensation Plan. The Deferred Compensation Plan allows participants to voluntarily defer the receipt of salary (maximum deferral of 75%) and earned annual incentive awards (maximum deferral of 75%).

The Plan allows for distributions to commence after retirement or after a specific future year, even if the specific future year is later or earlier than the retirement date. Distributions may be paid either in a lump sum or in equal annual installments up to 10 years based on the employee’s initial election as to the time and form of payment. If installments were elected, the unpaid balance will continue to accumulate gains and losses based on the employee’s investment selections. Investment options mirror the 401(k) Plan. Investment choices are self directed and may be changed at any time by the participant.

On October 9, 2007, the Committee amended the Deferred Compensation Plan to provide a Company matching component effective for deferrals made beginning January 1, 2008 to selected employees, including NEO’s. Each participant who elects to make deferrals of eligible compensation to the Elective Deferral Plan will receive a matching contribution equal to 25% of the first 10% of the participant’s base salary deferrals into the Deferred Compensation Plan. Effective February 15, 2009, the Company instituted a suspension of the matching contributions as part of its cost cutting initiatives.

SEVERANCE AND EMPLOYMENT AGREEMENTS

Introduction

The Company historically has entered into employment agreements with its executive officers, including the NEO’s. The Committee annually reviews the agreements to determine their continuing need as well as the amount and nature of compensation potentially payable in the event a change in control or in the event that other provisions are triggered.

When executive positions become available, we search for potential replacements not only within the Company but also in the marketplace, with the assistance of placement firms. Since prospective candidates from outside the Company are often already employed, they must be recruited and the total compensation offered must satisfy the need to incentivize and reward the individual. Additionally, we find that, in light of variable economic conditions, prospective executives are often also looking for an element of security, which will ensure a source of income in the event that their employment is terminated without Cause (as defined in each agreement).

The risk of unemployment is heightened in the event of a Change of Control (as defined in each agreement) of the Company, since the limited number of executive positions often results in terminations due to non-cost effective duplication. Thus, in order for the Company to recruit the best possible executives, the Company seeks to negotiate employment agreements that provide for the mutual benefit of the Company and the executive. Income, under the agreements, is comprised of the same elements of compensation as the Company’s ongoing compensation program discussed above, which includes base salary, short term and long term incentives, benefits and, in certain circumstances, perks such as car allowances. Additionally, because the Company’s existing employment agreements with current executives are publicly available, the terms of such agreements are often used by both the Company and the perspective executive during the negotiation process. Alternatively, executives that are promoted from within the Company are often already party to employment agreements with the Company and, as a result, may encounter more resistance to modification and renegotiation of their agreements. The agreements that we have entered into with our NEO’s are described in more detail below.

In September 2010, the executive officers entered into amendments to their pre-existing employments agreements in order to standardize many the terms of the existing agreements as well as to ensure compliance with recent changes in the Internal Revenue Code.

Each agreement, as amended, essentially entitles the individual to receive payments ranging from one times annual base pay, if he were to terminate employment under specified circumstances, to up to two times annual base pay plus bonus if the termination takes place following a change in control and, under certain instances, in the event of involuntary termination. In addition, continuation of employee benefits is afforded and, even if the agreement does not specifically require, the Company’s 2006 Equity Incentive Plan accelerates vesting of outstanding equity awards in the event of a change in control.

The following information provides more detail concerning the specific terms and conditions of the agreements and describes the approximate value of the payments that may result if the executives were to terminate employment. The actual amounts to be paid can only be determined at the time of an executive’s separation from the Company. Thus, as disclosed herein, the amounts of compensation payable assume that such terminations were effective as of September 30, 2011 and include amounts earned through such time. However, in the case of Mr. Caliel, the amount of compensation payable is provided as of June 29, 2011, the effective date of his termination.

No payments are due under any of the agreements in the event the executive voluntarily terminates employment without Good Reason (as defined in each agreement).

James M. Lindstrom

As of September 30, 2011, Mr. Lindstrom was not, and currently is not, subject to an employment agreement with the Company. As such, if his employment terminated on September 30, 2011, he would not have been contractually entitled to severance. However, pursuant to the 2006 Equity Incentive Plan, if on September 30, 2011 his employment was terminated by the Company other than for Cause (as defined in the 2006 Equity Incentive Plan), or by Mr. Lindstrom for Good Reason (as defined in the 2006 Equity Incentive Plan), he would have been entitled to accelerated vesting of his restricted Common Stock, valued on September 30, 2011 at $29,001. If Mr. Lindstrom’s employment terminated on September 30, 2011 by reason of his death or disability, he would have been entitled to accelerated vesting of his restricted Common Stock, valued on September 30, 2011 at $203,000.

William L. Fiedler

On March 9, 2009, the Company entered into an employment agreement with Mr. Fiedler. The agreement has no definitive term and may be terminated at any time and for any reason, at the option of either Mr. Fiedler or the Company upon written notice to the other party. Pursuant to the agreement Mr. Fiedler serves as a Senior Vice President, General Counsel and Corporate Secretary of the Company.

The Agreement provides for an annual base salary of $265,000 (which may be increased in the sole discretion of the Committee) and (ii) an annual bonus with a target annual bonus opportunity of not less than 50% of annual base salary, the actual bonus payable to Mr. Fiedler shall be dependent upon the achievement of performance objectives established by the Committee and may be greater or less than the annual bonus opportunity depending upon performance objectives results with the portion tied to objective targets not subject to reduction by the Committee. Mr. Fiedler is also eligible to participate in the Company’s LTIP. His annual award opportunity shall be determined by the Committee in its sole discretion. Finally, is eligible to participate in the Company’s employee benefit plans on the same basis as such plans are made available to other comparable executives of the Company, he is entitled to four weeks annual vacation and an automobile allowance of $1,500 per month.

If Mr. Fiedler terminates his employment for Good Reason (as defined below) or if his employment is terminated by the Company without Cause (as defined below) he is entitled to receive (i) continued payment of his annual salary for 12 months following his date of termination; (ii) any earned, but unpaid annual bonus plus a prorated portion (based upon the percentage of the fiscal year that shall have elapsed through the date of his termination of employment) of the bonus opportunity for the fiscal year in which he terminates or the annual bonus, if any, paid to him for the immediately preceding fiscal year; (iii) an amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company’s health plan for 12 months; (iv) his automobile allowance of $1,500 per month and outplacement services (in a reasonable amount) in each case for 12 months or until he obtains comparable employment, whichever is shorter; and (v) all unvested awards under the LTIP (including but not limited to any unvested options, restricted Common Stock and performance shares units) shall vest in full.

If Mr. Fiedler terminates for Good Reason or he is terminated by the Company without Cause within 12 months following a Change of Control he is entitled to receive (i) continued payment of his annual base salary for twenty four months following his date of termination; (ii) two times the most recent annual bonus paid to him; (iii) COBRA premium reimbursements as described above for 12 months; (iv) continued automobile allowance for 12 months or until he obtains comparable employment; and (v) outplacement services as described above.

Notwithstanding the foregoing, in the event these payments and benefits would constitute a “parachute payment” as defined in section 280G(b)(2) of the Code, then the payments and benefits will be either (x) reduced (but not below zero) so that the present value of such total would be one dollar ($1.00) less than three times his “base amount” (as defined in Section 280 G of the Code) so that no portion would be subject to the excise tax imposed by Section 4999 of the Code, or (y) paid in full, whichever produces the better after tax position to Mr. Fiedler.

Mr. Fiedler is subject to non-compete and non-solicitation restrictive covenants during the term of his employment and for a period of one year (or two years if terminated by the Company for Cause or if he resigns without Good Reason) following termination of his employment. He is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

Effective September 24, 2010, the Company and Mr. Fiedler entered into the First Amendment to his employment agreement. The amendment changes the amount of awards that vest upon termination of employment for Good Reason or by the Company without Cause to result in (i) a prorated amount of his then outstanding cash incentive awards and equity based awards granted after September 24, 2010, other than an Annual Bonus or a cash incentive award or an equity based award the payment of which is dependent upon the achievement of performance objectives during a performance period that has not ended, and (ii) a prorated portion of each performance award then outstanding, if any, which shall vest at the end of the performance period applicable to such award, but only if and to the extent the performance objectives have been achieved. In addition, in the event the Dodd-Frank Wall Street Reform and Consumer Protection Act requires him to repay the Company “erroneously awarded” amounts of incentive compensation he agrees to repay such amounts promptly.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Fiedler if his employment had been terminated on September 30, 2011 by:

•	the Company within 12 months following a Change in Control without Cause or by Mr. Fiedler for Good Reason;

•	the Company without Cause or by Mr. Fiedler for Good Reason prior to a Change in Control; or

•	Mr. Fiedler’s death or disability.

Name	Termination Without Cause or For Good Reason After Change in Control ($)	Termination Without Cause or For Good Reason Prior to Change in Control ($)	Death or Disability ($)
William L. Fiedler, Senior Vice President, General Counsel and Secretary
Bonus for year of Separation	300,000	-0-	-0-
Cash Severance	600,000	300,000	-0-
Unvested and Accelerated Stock Options(1)	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(2)	49,126	20,477	49,126
Tax Reimbursement	-0-	-0-	-0-
Auto Allowance	18,000	18,000	-0-
Executive Outplacement Assistance	20,000	20,000	-0-
Health Care Benefits(3)	14,305	14,305	14,305

Total	1,001,431	372,782	63,431

(1)	Mr. Fiedler has no stock options.
(2)	Reflects the value of unvested shares of restricted Common Stock held by Mr. Fiedler on September 30, 2011.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA for 12 months following termination.

Terry L. Freeman

On March 29, 2010, (the “Effective Date”), the Company entered into an employment agreement with Mr. Freeman. The agreement has no definitive term and may be terminated at any time and for any reason, at the option of either Mr. Freeman or the Company, upon written notice. Pursuant to the terms of the agreement Mr. Freeman shall serve as a Senior Vice President and Chief Financial Officer of the Company.

The agreement provides for (i) an annual base salary of $350,000 (which may be increased in the sole discretion of the Committee), (ii) an annual bonus with a target opportunity of 75% of annual base salary (the “Annual Bonus Opportunity”) for fiscal year 2010, prorated, and thereafter as shall be determined by the Committee and (iii) a signing bonus of $50,000. On the Effective Date, Mr. Freeman received a grant of 12,886 restricted shares of the Company’s Common Stock under the Company’s 2006 Equity Incentive Plan, which vests on December 15, 2010. The grant of these restricted shares represents a guaranteed annual bonus for fiscal year 2010. In the event Mr. Freeman earns an Annual Bonus and/or any other bonus or annual incentive compensation for fiscal year 2010 in excess of $75,000, such excess amount shall be paid to him in cash. Mr. Freeman is also eligible to participate in the Company’s Long Term Incentive Plan, as modified, amended or replaced from time to time (the “LTIP”). Mr. Freeman’s annual long term award opportunities under the LTIP shall be determined by the Committee, in its sole discretion. His target opportunity for fiscal year 2010 was 125% of his annual base salary.

If Mr. Freeman terminates his employment for Good Reason (as defined below) or if his employment is terminated by the Company without Cause (as defined below) he is entitled to receive: (i) continued payment of base salary then in effect for 12 months immediately following the date of termination, (ii) any unpaid annual bonus that has been “earned” for the immediately preceding fiscal year plus the current year annual bonus, prorated based upon the percentage of the fiscal year that shall have elapsed through the date of termination to the extent performance objectives have been met, (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month and outplacement services (reasonable in amount but not to exceed $20,000) for 12 months immediately following the date of such termination or until Mr. Freeman obtains comparable employment, whichever is shorter, and (iv) a prorated amount of unvested equity awards under all equity plans for awards granted prior to September 24, 2010. The vesting proration period shall be calculated as the percentage of the vesting period for each unvested equity award in which he was actively employed.

Effective September 24, 2010, the Company and Mr. Freeman entered into the first amendment to his employment agreement. The amendment changes the amount of awards that vest upon termination of employment for Good Reason or by the Company without Cause to result in (i) a prorated amount of his then outstanding cash incentive awards and equity based awards granted after September 24, 2010, other than an annual bonus or a cash incentive award or an equity based award the payment of which is dependent upon the achievement of performance objectives during a performance period that has not ended, and (ii) a prorated portion of each performance award then outstanding, if any, which shall vest at the end of the performance period applicable to such award, but only if and to the extent the performance objectives have been achieved. In addition, in the event the Dodd-Frank Wall Street Reform and Consumer Protection Act requires Mr. Freeman to repay the Company “erroneously awarded” amounts of incentive compensation he agrees to repay such amounts promptly.

If Mr. Freeman terminates for Good Reason or if he is terminated by the Company without Cause within 12 months following a Change in Control (as defined below), he is entitled to receive: (i) continued payment of his base salary then in effect for 24 months immediately following the date of such termination, (ii) two times the greater of (x) the most recent annual bonus paid to him or (y) the annual bonus Opportunity, and (iii) Company paid COBRA coverage, an automobile allowance of $1,500 per month, and outplacement services (reasonable in amount but not to exceed $20,000) for 12 months immediately following the date of such termination or until he obtains comparable employment, whichever is shorter. Notwithstanding the foregoing, in the event these payments and benefits would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code, then the payments and benefits shall be either (x) reduced (but not below zero) so that the present value of such total would be one dollar ($1.00) less than three times Mr. Freeman’s “base amount” (as defined in Section 280G of the Code) so that no portion of such amounts shall be subject to the excise tax imposed by Section 4999 of the Code, or (y) paid in full, whichever produces the better after tax position for Mr. Freeman.

Mr. Freeman is subject to non-compete and non-solicit restrictive covenants during the employment term and for a period of one year (or two years if terminated by the Company for Cause or if he resigns without Good Reason) following the termination of his employment. Mr. Freeman is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

The following table sets forth the estimated payments and benefits that would be provided to Mr. Freeman if his employment had been terminated on September 30, 2011, by:

•	the Company within 12 months following a Change in Control without Cause or by Mr. Freeman for Good Reason;

•	by the Company without Cause or by Mr. Freeman for Good Reason prior to a Change in Control; or

•	Mr. Freeman’s death or disability.

Name	Termination Without Cause or For Good Reason After Change in Control ($)	Termination Without Cause or For Good Reason Prior to Change in Control ($)	Death or Disability ($)
Terry L. Freeman, Senior Vice President and Chief Financial Officer
Bonus for year of Separation	525,000	-0-	-0-
Cash Severance	700,000	350,000	-0-
Unvested and Accelerated Stock Options(1)	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(2)	72,065	31,392	72,065
Tax Reimbursement	-0-	-0-	-0-
Auto Allowance	18,000	18,000	-0-
Executive Outplacement Assistance	20,000	20,000	-0-
Health Care Benefits(3)	10,787	10,787	10,787

Total	1,345,852	430,179	82,852

(1)	Mr. Freeman has no stock options.

(2)	Reflects the value of unvested shares of restricted Common Stock held by Mr. Freeman on September 30, 2011.

(3)	Reflects cost to provide health care continuation benefits to executive under COBRA for 12 months following termination.

Michael J. Caliel

On June 26, 2006, the Company entered into an employment agreement with Mr. Caliel. Pursuant to the agreement, Mr. Caliel commenced employment with the Company on July 12, 2006. The agreement had no definitive employment term and could be terminated at any time and for any reason, at the option either of the Company or Mr. Caliel upon written notice to the other party. Pursuant to the agreement, Mr. Caliel served as the President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company during the term of his employment. The agreement described his annual base salary, annual bonus target opportunity and a grant of restricted Common Stock and stock options.

Under the terms of his employment agreement, if Mr. Caliel terminates for Good Reason (as defined in his agreement) or if he is terminated by the Company without Cause (as defined below), he is entitled to receive (i) continued payment of base salary then in effect for 12 months immediately following the date of such termination, (ii) the greater of (x) a pro rata portion of his annual bonus opportunity for the fiscal year in which such termination occurs or (y) the most recent annual bonus awarded to him, (iii) Company paid COBRA coverage, continuation of automobile allowance and outplacement services, each for 12 months immediately following the date of such termination or until Mr. Caliel obtains comparable employment, whichever is shorter, and (iv) acceleration of vesting for all unvested equity awards of the Company under the Equity Plan granted prior to September 24, 2010. Effective September 24, 2010, Mr. Caliel and the Company entered into the first amendment to his agreement. The first amendment changed the amount of awards that vest upon termination of Mr. Caliel’s employment for Good Reason or by the Company without Cause to result in (i) a prorated amount of his then outstanding unvested cash incentive awards and equity-based awards granted on or after September 24, 2010 other than an annual bonus or a cash incentive award or equity-based award the payment of which is dependent upon the achievement of performance objectives during a performance period which has not yet ended, and (ii) a prorated portion of each performance award then outstanding, if any, which shall vest at the end of the performance period applicable to such award, but only if and to the extent the performance objectives have been achieved.

During his employment with the Company and for a period of one year following the termination of his employment, Mr. Caliel is subject to non-compete and non-solicitation restrictive covenants Mr. Caliel is also subject to restrictive covenants prohibiting disclosure of confidential information and intellectual property of the Company.

On June 29, 2011 Mr. Caliel’s employment with the Company terminated and he became entitled to the payments and benefits outlined in the table below.

Name	Termination Without Cause or For Good Reason ($)
Michael J. Caliel, President and Chief Executive Officer
Bonus for year of Separation	475,500
Cash Severance	610,000
Unvested and Accelerated Stock Options	-0-
Unvested and Accelerated Restricted Stock(1)	228,219
Tax Reimbursement	-0-
Auto Allowance	18,000
Executive Outplacement Assistance	25,000
Health Care Benefits(2)	22,509

Total	1,379,228

(1)	Reflects the value of 69,579 shares of restricted Common Stock that vested upon his termination without cause. The closing price of the Common Stock on June 29, 2011 was $3.28 per share.

(2)	Reflects cost to provide health care continuation benefits to executive under COBRA for 12 months following termination.

Executive Officer Severance Benefit Plan

On January 23, 2012, The Committee adopted an Executive Officer Severance Benefit Plan (the “Severance Plan”) to rationalize all executive employment arrangements by requesting that all NEO’s relinquish their rights pursuant to existing employment agreements. The newly-enacted Severance Plan was not in place as of September 30, 2011; however, had it been enacted, the following payments would have been made to the NEO’s if their employment had terminated on September 30, 2011.

Name	Termination Without Cause or For Good Reason After Change in Control ($)(1)	Termination Without Cause or For Good Reason Prior to Change in Control ($)	Death or Disability ($)
James M. Lindstrom, President and Chief Executive Officer
Bonus for year of Separation(2)	780,000	-0-	-0-
Cash Severance(3)	780,000	390,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(4)	203,000	29,001	203,000
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	15,435	15,435	15,435

Total	1,798,435	454,436	218,435
William L. Fiedler, Senior Vice President, General Counsel and Secretary
Bonus for year of Separation(2)	300,000	-0-	-0-
Cash Severance(3)	600,000	300,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(4)	49,126	20,477	49,126
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	14,305	14,305	14,305

Total	983,431	354,782	63,431
Terry L. Freeman, Senior Vice President and Chief Financial Officer
Bonus for year of Separation(2)	525,000	-0-	-0-
Cash Severance(3)	700,000	350,000	-0-
Unvested and Accelerated Stock Options	-0-	-0-	-0-
Unvested and Accelerated Restricted Stock(4)	72,065	31,392	72,065
Executive Outplacement Assistance(5)	20,000	20,000	-0-
Health Care Benefits(6)	10,787	10,787	10,787

Total	1,327,852	412,179	82,852

(1)	Termination by the Company without Cause or by the covered executive for Good Reason on or within 12 months following a Change in Control event.

(2)

Prior to a Change in Control, the amount of any Annual Bonus is as determined by the Compensation Committee and payable at the same time that annual bonuses for such fiscal year is paid to other similar executives of the Company. On or after a Change in Control, a lump sum payment equal to two (2) times the greater of the most recent (i) Annual Bonus paid to the covered executive or (ii) covered executive’s Annual Bonus Opportunity, payable on the sixtieth (60th) day following termination. The Annual Bonus Opportunities for Messrs. Lindstrom, Fiedler and Freeman are 100%, 50% and 75%, respectively, of their base annual salaries.

(3)	Prior to a Change in Control, continued payment of base salary then in effect for 12 months immediately following the date of termination. On or after a Change in Control, continued payment of base salary then in effect for 24 months immediately following the date of termination.

(4)	Reflects the value of unvested shares of restricted Common Stock held on September 30, 2011 that experience accelerated vesting due to termination of employment.

(5)	Reflects the approximate cost of outplacement services for 12 months following termination, not to exceed $20,000.

(6)	Reflects the approximate cost to provide health care continuation benefits to the covered executive and his eligible dependents under COBRA for the lesser of (i) for 12 months following termination or (ii) until the covered executive’s COBRA coverage terminates.

DEFINITIONS

The following definitions are used in the amended employment agreements described above.

“Cause” in the agreement entered into with Mr. Caliel is defined as:

•

His willful, material and irreparable breach of terms of employment provided in the agreement or otherwise (which remains uncured 10 business days after delivery of written notice specifically identifying such breach).

•

His gross negligence in performance or intentional nonperformance (in either case continuing 10 business days after receipt of notice of need to cure) of any of his material duties and responsibilities to the Company.

•	His dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely effects the Company (monetarily or otherwise).

•	His conviction of a felony or crime involving moral turpitude.

•	His confirmed drug or alcohol abuse.

•	His material violation of the Company’s personnel or similar policy, such policy having been made available to him and which remains uncured for 10 business days after notice.

“Cause” in the agreements entered into with Messrs. Freeman and Fiedler is defined in similar terms except there is no cure period for breaches of the agreements or gross negligence in performance in Mr. Fiedler’s agreement and both of their agreements include sanctions for violations of federal or state law regarding securities or having been subject to any final order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving fraud, including, without limitation, any order consented to by them in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

“Good Reason” in each agreement is essentially defined as:

•	Any material reduction in his position, authority or Base Salary

•

Any relocation of the Company’s corporate office that is more than 50 miles from his primary location of work without his consent, provided that consent is not a condition in the case of Messrs. Caliel or Freeman.

•	The Company’s breach of a material term of the agreement and a breach of any material duty owed by the Company, in the case of Mr. Caliel’s agreement

All the above are valid reasons only if the Company fails to cure such event within 30 days after receipt from him of written notice of the event which constitutes Good Reason and he must give the Company written notice of the event by the 60th day following its occurrence.

A “Change in Control” is defined in the agreements as follows:

•

Any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Fidelity Management and Research Co., Southpoint Capital Advisors LP, Tontine Capital Partners and their respective affiliates, the Company or any subsidiary, shall beneficially own (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, at least 50% of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board, or

•

Current directors shall cease for any reason to constitute at least a majority of the members of the Board (Current Directors means, as of the date of determination, any person who (i) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (ii) was nominated for election or was elected by the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election) or at any meeting of stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

•	The consummation of a sale, lease, exchange or other disposition in one transaction or a series of transactions of all or substantially all of the assets of the Company.

•

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

The agreements with Messrs. Freeman and Fiedler do not contain the exclusion of Fidelity Management and Research Co. and Southpoint Capital Advisors LP from the “group” for purposes of Section 13(d) of the Exchange Act discussed above.

The above definitions are substantially the same as contained in the Executive Severance Benefit Plan.

DIRECTOR COMPENSATION

Directors who are employees of the Company or any of its subsidiaries do not receive a retainer or fees for service on the Board or any committees. Each non-employee director receives a $40,000 annual retainer, paid quarterly. The Chairman of the Human Resources and Compensation Committee and the Chairman of the Nominating/Governance Committee receive an additional annual retainer of $10,000 and the Chairman of the Audit Committee receives an additional annual retainer of $25,000. Each member (other than the chairman) of each committee also receives an additional retainer of $5,000. Currently, directors may elect, prior to the beginning of the fiscal year, to receive all or a portion of their retainers in shares of the Company’s Common Stock, in lieu of cash. For fiscal year 2011, no director elected to receive their retainer in shares of Company Common Stock. During 2011, the Board held meetings in connection with a special project that was not in the ordinary course of business. Due to the amount of time involved in the special project, each non-employee Director received $1,500 for each special project meeting attended in person and $750 for each special project meeting attended telephonically. Mr. Welsh, who acted as the lead director in connection with the special project, received an additional $15,000. In addition, Mr. Luke received a one-time fee of $50,000 and a 10,000 share grant of Phantom Stock Units (described below) for his efforts leading a strategic operational review.

Each year, in addition to the annual retainers described above, upon their election or re-election to the Board at an annual stockholder meeting, each director will receive a grant of Phantom Stock Units (“Units”) pursuant to the 2006 Equity Incentive Plan. The number of Units granted to each director is determined by dividing $25,000 by the closing price of the Company’s Common Stock on the last trading day immediately preceding each annual stockholder meeting. The Units will convert to Common Stock on the date the director leaves the Board, for any reason. Each director will receive a grant for his or her subsequent periods of service on the Board, provided that he or she is re-elected at subsequent annual stockholder meetings. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings and for their reasonable expenses related to the performance of their duties as directors. The following table reflects the amounts paid to each individual non-employee director who served on the Board in fiscal year 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Charles H. Beynon	71,500	25,000	-0-	-0-	-0-	96,500
James M. Lindstrom(3)	63,583	25,000	-0-	-0-	-0-	88,583
Donald L. Luke	109,000	57,400	-0-	-0-	-0-	166,400
John E. Welsh III	75,250	25,000	-0-	-0-	-0-	100,250

(1)	Represents the aggregate grant date fair value of awards of Units granted during the fiscal year ended September 30, 2011, computed in accordance with FASB ASC Topic 718. Each Unit converts into one share of Company Stock when the respective director leaves the Board for any reason. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on December 20, 2011.

(2)	As of September 30, 2011, each non-employee director held the following aggregate number of Units: Messrs. Beynon and Welsh — 10,966; Mr. Lindstrom — 8,309; Mr. Luke — 20,966.

(3)	Mr. Lindstrom assumed the position of Interim President and Chief Executive Officer on June 30, 2011. Thereafter, Mr. Lindstrom did not receive compensation as a member of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2011, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Human Resources and Compensation Committee of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

During fiscal year 2011, no member of the Human Resources and Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any business with the Company other than as an independent director of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons holding more than 10 percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during fiscal year 2011, the Company believes that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during fiscal year 2011.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2012, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the fiscal year ended September 30, 2011.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2012.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER BUSINESS

The Board knows of no business that will come before the Annual Meeting except that indicated above. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

If a stockholder intends to present a proposal for action at the next annual meeting of stockholders and wishes to have such proposal considered for inclusion in the Company’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company on or before August 31, 2012. Such proposal also must meet the requirements of the rules of the SEC relating to stockholder proposals.

The Company’s bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations for individuals for election to the Board of Directors. In general, written notice of a stockholder proposal or a director nomination for the next annual meeting must be received by the Secretary of the Company not later than 80 days prior to the next annual meeting (or, if less than 90 days’ notice of the date of the meeting is given by the Company, notice by the stockholder to be timely must be received by the Secretary of the Company no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made by the Company), and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the presiding officer at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination.

Stockholder proposals submitted for consideration at the Annual Meeting must be delivered to the Corporate Secretary no later than the close of business on February 9, 2011.

In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the Annual Meeting, and the proposal fails to comply with the advance notice procedures described by the bylaws, then the Company’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

Proposals and nominations should be addressed to the Secretary of the Company, Integrated Electrical Services, Inc., 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases only one copy of this proxy statement or annual report is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Integrated Electrical Services, Inc., 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056 or an oral request by calling the Corporate Secretary at (713) 860-1500.

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INTEGRATED ELECTRICAL SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF INTEGRATED ELECTRICAL SERVICES, INC.

The undersigned hereby appoints James M. Lindstrom and William L. Fiedler, and each of them individually, as proxies with full power of substitution, to vote all shares of the Common Stock of Integrated Electrical Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on February 28, 2012, at 10:00 a.m. Central Standard Time, at 4801 Woodway Drive, Suite 200-E, Houston, Texas 77056 or at any adjournment or postponement thereof, as follows:

Any executed proxy which does not designate a vote on a particular proposal shall be deemed to grant authority to vote “FOR” such proposal.

(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF STOCKHOLDERS OF

INTEGRATED ELECTRICAL SERVICES, INC.

February 28, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or
1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding Internet Availability of Proxy Materials for

the Annual Meeting to be Held on February 28, 2012.

The Proxy Statement and Annual Report on Form 10-K are Available at http://annualmeeting.ies-co.com.

”  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ”

¢    20530000000000001000     6    7                                                                                           022812

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	ELECTION OF DIRECTORS: TO HOLD OFFICE UNTIL THE 2012 ANNUAL MEETING AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.
NOMINEES:
☐	FOR ALL NOMINEES	¡	CHARLES H. BEYNON
		¡	JOSEPH L. DOWLING III
☐	WITHHOLD AUTHORITY	¡	JAMES M. LINDSTROM
	FOR ALL NOMINEES	¡	DONALD L. LUKE
		¡	JOHN E. WELSH III
☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

	FOR	AGAINST	ABSTAIN
2. APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE COMPANY	☐	☐	☐

      ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), AND “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

      YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE HEREON.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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